Ardent Mines Announces Agreement for Gold Exploration and Exploitation in Tanzania

Dec. 14, 2010 (PR Newswire) --

NEW YORK, Dec. 14, 2010 /PRNewswire/ -- Ardent Mines Limited ("Ardent" – OTC Bulletin Board: ADNT) announces signing of definitive agreement for exploration and exploitation of promising gold property in Tanzania. The property in Tanzania shows indicative potential for 500,000 to 1,000,000 ounces of gold mineral reserves, including high grade areas.

The agreement was signed with Afrocan Resources Ltd., a Canadian company that owns Capri General Trading Company Ltd., which in turn controls the mineral rights on a highly promising, licensed Gold property in Tanzania (the "Shenda License"). The transaction would provide Ardent with 100% of Capri and the mineral rights on a property of approximately 10 square kilometers situated approximately 53 kilometers West North West of Kahama in the Bukombe District, in the Shinyanga Region of Tanzania.

"Shenda was prospected in the past by Anglo Gold Exploration, Ltd. and subsequently by Barrick Exploration Africa, Ltd.," explained Brian Barret, CFO of Afrocan Resources. "Approximately 2,000 meters of drilling were completed, and significant additional geological work has been done in the property, which includes areas of very high tenor, in some cases exceeding 60 grams per ton," added Barrett. "Anglo and Barrick did not pursue the project at a time when gold prices were low, on the premise that the estimated reserve was only of 500,000 to 1 MM ounces of gold, smaller than the normal standard required by a major mining company to organize a significant operation. But under current market circumstances, Shenda is a very attractive property, and we are delighted to have reached an agreement with Ardent Mines in order to complete the exploration work, and subsequently develop Shenda."

"Our agreement with Afrocan Resources is a two-phase arrangement," stated Leonardo Riera, President and CEO of Ardent Mines. "In a first phase Ardent will conduct further exploration in the property, and will determine the areas of higher potential in order to build a solid mining plan. The previous work conducted in the property by major companies, areas of high gold concentration within Shenda, all tied to current high prices for gold, and increasing gold production activity in Tanzania indicate particularly attractive attributes regarding this property. The second phase of our arrangement in Tanzania will focus on implementation of the mining plan and exploitation of gold mineral reserves which may be found to be commercially viable."

In other company news, Riera mentioned that the due diligence on Rio San Pedro Mineracao in Brazil continues and that progress on that large and complex transaction is expected to follow on through the first two months of 2011. "In any event, Ardent will continue to pursue the other projects we have been evaluating, including Shenda in Tanzania, two other prospects in Brazil, and a highly attractive transaction in Peru.  We intend to continue working even during the holidays in some of these negotiations, and we will inform the markets in a timely manner regarding the status and progress of these matters," concluded Mr. Riera.

About Ardent Mines Limited:

Ardent is positioning itself to develop mining operations throughout the world.  Ardent is an exploration stage company, and is presently researching and negotiating acquisitions, acquiring financing and assembling staff.

Forward-Looking Statements

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Our actual results may differ materially from those expressed in any forward-looking statements as a result of various factors and uncertainties. Ardent cannot provide assurances that any prospective matters described in the press release will be successfully completed or that Ardent will realize the anticipated benefits of any transactions. Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by Ardent with the U.S. Securities & Exchange Commission. Ardent undertakes no obligation to update information contained in this release.

SOURCE Ardent Mines Limited

Source: PR Newswire (December 14, 2010 - 9:15 AM EST)

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